                                                                    EXHIBIT 99.7
                                                  Involuntary Termination 12 Mo.



                              E*TRADE GROUP, INC.

                       STOCK OPTION ASSUMPTION AGREEMENT

                          CARD CAPTURE SERVICES, INC.

                     1998 STOCK INCENTIVE COMPENSATION PLAN



Optionee: First_Name Last_Name,

          STOCK OPTION ASSUMPTION AGREEMENT effective as of the 5th day of May, 2000 by E*TRADE Group, Inc., a Delaware corporation ("E*TRADE").

          WHEREAS, the undersigned individual ("Optionee") holds one or more outstanding options to purchase shares of the common stock of CCS Financial Corporation, an Oregon corporation ("CCS"), which were granted to Optionee under the CCS 1998 Stock Incentive Compensation Plan (the "Plan") and are each evidenced by a Stock Option Agreement (the "Option Agreement").

          WHEREAS, CCS has been acquired by E*TRADE through the merger of Turbo Acquisition Corp. ("Merger Sub") with and into CCS, whereby CCS has become a wholly-owned subsidiary of E*TRADE (the "Merger") pursuant to the Agreement and Plan of Merger, by and between E*TRADE, CCS and Merger Sub (the "Merger Agreement").

          WHEREAS, the provisions of the Merger Agreement require E*TRADE to assume all obligations of CCS under all outstanding options under the Plan at the consummation of the Merger and to issue to the holder of each outstanding option an agreement evidencing the assumption of such option.

          WHEREAS, pursuant to the provisions of the Merger Agreement, the exchange ratio (the "Exchange Ratio") in effect for the Merger is .4149 of a share of E*TRADE common stock ("E*TRADE Stock") for each outstanding share of CCS common stock ("CCS Stock").

          WHEREAS, this Agreement became effective immediately upon the consummation of the Merger (the "Effective Time") in order to reflect certain adjustments to Optionee's outstanding options which have become necessary by reason of the assumption of those options by E*TRADE in connection with the Merger.

          NOW, THEREFORE, it is hereby agreed as follows:

1. The number of shares of CCS Stock subject to the options held by Optionee immediately prior to the Effective Time (the "CCS Options") and the exercise price payable per share are set forth below. E*TRADE hereby assumes, as of the Effective Time, all the duties and obligations of CCS under each of the CCS Options. In connection with such assumption, the number of shares of E*TRADE Stock purchasable under each CCS Option hereby assumed and the exercise price payable thereunder have been adjusted to reflect the Exchange Ratio. Accordingly, the number of shares of E*TRADE Stock subject to each CCS Option hereby assumed shall be as specified for that option below, and the adjusted exercise price payable per share of E*TRADE Stock under the assumed CCS Option shall also be as indicated for that option below.

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              CCS STOCK OPTIONS                              E*TRADE ASSUMED OPTIONS
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  # of Shares of CCS          Exercise Price           # of Shares of           Adjusted Exercise
     Common Stock                per Share                E*TRADE                Price per Share
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      CCS Shares                $CCS Price             E*TRADE Shares            $E*TRADE Price
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          2. The intent of the foregoing adjustments to each assumed CCS Option is to assure that the spread between the aggregate fair market value of the shares of E*TRADE Stock purchasable under each such option and the aggregate exercise price as adjusted pursuant to this Agreement will, immediately after the consummation of the Merger, be not less than the spread which existed, immediately prior to the Merger, between the then aggregate fair market value of the CCS Stock subject to the CCS Option and the aggregate exercise price in effect at such time under the Option Agreement. Such adjustments are also intended to preserve, immediately after the Merger, on a per share basis, the same ratio of exercise price per option share to fair market value per share which existed under the CCS Option immediately prior to the Merger.

          3. The following provisions shall govern each CCS Option hereby assumed by E*TRADE:

                   (a) Unless the context otherwise requires, all references in each Option Agreement and, if applicable, in the Plan (as incorporated into such Option Agreement) (i) to "Card Capture Services, Inc.," the "Corporation" or the "Company" shall mean E*TRADE, (ii) to "Share" shall mean a share of E*TRADE Stock, (iii) to "Common Stock" or "Stock" shall mean E*TRADE Stock, (iv) to the "Board" shall mean the Board of Directors of E*TRADE and (v) to the "Committee" shall mean the Compensation Committee of the E*TRADE Board of Directors.

                   (b) The grant date and the expiration date of each assumed CCS Option and all other provisions which govern either the exercise or the termination of the assumed CCS Option shall remain the same as set forth in the Option Agreement applicable to that option, and the provisions of the Option Agreement shall accordingly govern and control Optionee's rights under this Agreement to purchase E*TRADE Stock.

                   (c) Your options assumed by E*TRADE which were originally designated in your Option Agreement as incentive stock options shall remain such to the maximum extent allowed by law.

                   (d) Each CCS Option shall be assumed by E*TRADE as of the Effective Time. Pursuant to the terms of your Option Agreement, none of your CCS Options will vest or become exercisable on an accelerated basis because of the transaction. Each such assumed CCS Option shall thereafter continue to vest for any remaining unvested shares of E*TRADE Stock subject to that option in accordance with the same installment vesting schedule in effect under the applicable Option Agreement immediately prior to the Effective Time; provided, however, that the number of shares subject to each such installment shall be adjusted to reflect the Exchange Ratio. As provided in your Option Agreement, if your employment is terminated under certain circumstances within twelve months following the Effective Time, the remaining unvested portion of your CCS Options will immediately vest and become exercisable.

                   (e) For purposes of applying any and all provisions of the Option Agreement and/or the Plan relating to Optionee's status as an employee of CCS, Optionee shall be deemed to continue in such status as an employee for so long as Optionee renders services as an employee to E*TRADE or any present or future E*TRADE subsidiary. Accordingly, the provisions of the Option Agreement governing the termination of the assumed CCS Options upon Optionee's cessation of service as an employee of CCS shall hereafter be applied on the basis of Optionee's cessation of employee status with E*TRADE and its subsidiaries, and each assumed CCS Option shall accordingly terminate, within the designated time period in effect under the Option Agreement for that option following such cessation of service as an employee of E*TRADE and its subsidiaries.

                   (f) The adjusted exercise price payable for the E*TRADE Stock subject to each assumed CCS Option shall be payable in any of the forms authorized under the Option Agreement applicable to that option. For purposes of determining the holding period of any shares of E*TRADE Stock delivered in payment of such adjusted exercise price, the period for which such shares were held as CCS Stock prior to the Merger shall be taken into account.

                   (g) In order to exercise each assumed CCS Option, Optionee must deliver to E*TRADE a written notice of exercise in which the number of shares of E*TRADE Stock to be purchased thereunder must be indicated. The exercise notice must be accompanied by payment of the adjusted exercise price payable for the purchased shares of E*TRADE Stock and should be delivered to E*TRADE at the following address:


                              E*TRADE Group, Inc.
                              4500 Bohannon Drive
                              Menlo Park, CA 94025
                        Attention:  Stock Administration

          Except to the extent specifically modified by this Option Assumption Agreement, all of the terms and conditions of each Option Agreement as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Stock Option Assumption Agreement.

          IN WITNESS WHEREOF, E*TRADE Group, Inc. has caused this Stock Option Assumption Agreement to be executed on its behalf by its duly-authorized officer as of the _______ day of ______________, 2000.


                              E*TRADE GROUP, INC.



                              By: _____________________________
                              Name:  __________________________
                              Title:  _________________________

                                 ACKNOWLEDGMENT

          The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to each of his or her CCS Options hereby assumed by E*TRADE are as set forth in the Option Agreement, the Plans, as applicable, and such Stock Option Assumption Agreement.


                              ----------------------------------
                              First_Name Last_Name, OPTIONEE



DATED: ________  ___, 2000